ACCELERATED RETURN NOTES (ARNs®)	Filed Pursuant to Rule 433 Registration No. 333-234425
Accelerated Return Notes® Linked to the ARK Innovation ETF

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-20.00%
$8.00
-20.00%
-10.00%
$9.00
-10.00%
-6.00%
$9.40
-6.00%
-3.00%
$9.70
-3.00%
0.00%
$10.00
0.00%
2.00%
$10.60
6.00%
5.00%
$11.50
15.00%
10.00%
$13.00
30.00%
17.34%
$15.20(1)
52.00%
20.00%
$15.20
52.00%
30.00%
$15.20
52.00%
40.00%
$15.20
52.00%
50.00%
$15.20
52.00%
60.00%
$15.20
52.00%
(1)     This Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The ARK Innovation ETF (Bloomberg symbol: “ARKK”)
Payout Profile at Maturity	● 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ● 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk
Capped Value	[$15.00 to $15.40] per unit, a [50.00% to 54.00%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105722002073/bac-eseg4gbvztdgckgg_3489.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes. If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the stocks held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and has no obligation to consider your interests.
●
There are liquidity and management risks associated with the Underlying Fund.
●
The Underlying Fund is subject to risks associated with actively-managed funds.
●
The Underlying Fund is subject to risks associated with disruptive innovation companies.
●
The notes may not be an appropriate  investment for all investors seeking exposure to disruptive innovation companies.
●
A limited number of equity securities held by the Underlying Fund may affect its price.
●
An investment in the notes involves risks associated with micro-, small- and mid-size capitalization companies.
●
The notes may be subject to risks relating to cryptocurrencies and related investments.
●
An investment in the notes involves risks associated with investments that are linked to the equity securities of issuers from emerging markets.
●
An investment in the notes involves risks associated with foreign securities markets.
●
The notes are subject to foreign currency exchange rate risk.
●
The Underlying Fund has limited actual historical information.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.